SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into July 28, 2026 (the “Effective Date”) and confirms the following understandings and agreements between Waystar, Inc. (the “Company”), Waystar Holding Corp. (“Parent”) and Steven M. Oreskovich (hereinafter referred to as “you” or “your”).

    WHEREAS, you were employed by the Company as its Chief Financial Officer (your “Employment”);

    WHEREAS, your Employment will be terminated effective August 1, 2026 (the “Separation Date”);

    WHEREAS, you and the Company desire to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and the Company, including, but not limited to, any claims that might arise out of your Employment or the termination of your Employment; and

WHEREAS, in connection with the separation from your Employment, you and the Company now desire to enter into this Agreement, which sets forth a mutually satisfactory arrangement concerning, among other things, separation from your Employment and payment of a severance to which you would otherwise not be entitled.

WHEREAS, Parent is the parent company of the Company and maintains the equity incentive plans under which you were granted equity awards during your Employment;

    NOW, THEREFORE, in consideration of the promises set forth herein, you, the Company and Parent agree as follows:

    1.    Employment Status and Effect of Separation.

(a)You acknowledge, and the Company hereby accepts, your separation from your Employment, and from any position you held or hold at the Company, effective as of the Separation Date. From and after the Separation Date, you agree not to represent yourself as being an employee, officer, director, agent or representative of the Company for any purpose.

    (b)    The Separation Date shall be the termination date of your Employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. In connection with your separation, you will be entitled to receive amounts payable to you under any retirement and fringe benefit plans maintained by the Company and in which you participate in accordance with the terms of each such plan and applicable law.

(c)    You acknowledge and agree that all of the payment(s) and other benefits you have received as of the Effective Date are in full discharge and satisfaction of any and all liabilities and obligations of the Company or any of its direct or indirect parent(s), subsidiaries, and/or

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affiliates (collectively, the “Company Group”) to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group.

2.    Release and Waiver of Claims.

    (a)    In exchange for the releases and obligations contained herein and in the Reaffirmation of the Release and Waiver of Claims (the “Reaffirmation Release”) attached hereto as Exhibit A, as set forth in greater detail herein and subject to applicable withholdings and deductions, the Company agrees to provide you a severance payment; a 2026 target bonus; a pro-rated portion of a 2026 bonus; continued COBRA coverage; and continued vesting or acceleration of certain equity awards in the Company (collectively, the “Severance Package”) as set forth in detail below:

(i)    The Company will pay you, as a severance payment, Five Hundred Thousand Dollars ($500,000) (the “Severance”). The Severance will be paid to you in substantially equal payments over a period of twelve (12) months, and payable in accordance with the Company’s regular payroll practices, less applicable deductions and withholdings for state and federal taxes, commencing on the Company’s first payroll date that is more than five (5) business days after the expiration of the Revocation Period (as defined below), provided that you do not rescind or revoke this Agreement or the Reaffirmation Release.

(ii)    Provided that you do not rescind or revoke this Agreement or the Reaffirmation Release, the Company will pay you an amount equal to your target 2026 bonus of Five Hundred Fifty Thousand Dollars ($550,000) (the “2026 Bonus”). The 2026 Bonus will be paid to you in substantially equal payments over a period of twelve (12) months, and payable in accordance with the Company’s regular payroll practices, less applicable deductions and withholdings for state and federal taxes commencing on the Company’s first payroll date that is more than five (5) business days after the expiration of the Revocation Period.

(iii)    Provided that you do not rescind or revoke this Agreement or the Reaffirmation Release, and subject to satisfaction of the performance objectives applicable for the Company’s 2026 annual executive incentive plan, the Company will pay you a pro-rated 2026 bonus of approximately Three Hundred Twenty Thousand Dollars ($320,000) (“Pro-rated Bonus”), based on actual achievement of performance objectives and prorated for your days of service during the 2026 year (based on a 365-day year), payable at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which the Separation Date occurred.

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The Pro-rated Bonus will be paid to you in one lump sum, less applicable deductions and withholdings for state and federal taxes.

(iv)    Subject to your election of COBRA continuation coverage under the Company's group health plan, on the first regularly scheduled payroll date of each month during the eighteen (18) months following the Separation Date, the Company will pay you an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage, provided that you sign and do not rescind or revoke this Agreement or the Reaffirmation Release; provided, that the payments described in this clause (iv) shall cease earlier than the expiration of such eighteen (18)-month period in the event that you become eligible to receive any health benefits as a result of subsequent employment or service during such period. It is your responsibility to notify the Company if you become eligible to receive such health benefits. Such payments may be subject to applicable deductions and withholdings for state and federal taxes.

(v)    Provided that you do not rescind or revoke this Agreement or the Reaffirmation Release, and subject to your continued compliance with this Agreement and the Strategic Advisor Agreement attached hereto as Exhibit B, any outstanding equity awards previously granted to you shall continue to vest during the Consulting Period (as defined in the Strategic Advisor Agreement) in accordance with their original vesting schedules, as if your service to the Company had not been interrupted, including, for the sake of clarity, any accelerated vesting in connection with a Change in Control (as defined in the Derby TopCo, Inc. 2019 Stock Incentive Plan or the Waystar Holding Corp. 2024 Equity Incentive Plan, as applicable (collectively, the “Equity Incentive Plans”)). The parties acknowledge and agree that your transition from employment to Strategic Advisor under the Strategic Advisor Agreement does not constitute a “Termination” under the Equity Incentive Plans. Consistent with the foregoing, any outstanding equity awards previously granted to you which are unvested at the conclusion of the Consulting Period shall remain eligible to vest in accordance with each outstanding equity award’s terms, including any change-in-control, qualifying-termination, or post-termination vesting or eligibility provisions set forth therein. For the sake of clarity, when you cease providing services under the Strategic Advisor Agreement (other than as a result of a termination for Cause), such cessation of services shall constitute a Termination under each of the Equity Incentive Plans and, for purposes of each outstanding equity award agreement, shall be treated as a termination by the Service Recipient (or the Company, as applicable) without Cause. For the avoidance of doubt, nothing in this Section 2(a)(v) extends, enlarges, or otherwise modifies the vesting, acceleration, or post-termination eligibility or exercise periods provided under any such award or Equity Incentive Plan. In addition, notwithstanding anything to the contrary in the applicable award agreements, and provided that you do not rescind or revoke this Agreement or the Reaffirmation Release, your Restricted Stock Unit

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Agreement, dated April 1, 2025 (the “2025 RSU Award”), is hereby amended to accelerate the vesting of the 2025 RSU Award such that 100% of the Restricted Stock Units underlying the 2025 RSU Award will vest on the first day of the month following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026, provided that i) you have not voluntarily terminated your service as a strategic advisor and have not been terminated for Cause prior to such date, and (ii) you have not breached this Agreement or the Strategic Advisor Agreement; provided, further, that this service condition shall not apply in the event your service terminates as a result of your death or Disability, in which case the 2025 RSU Award shall vest as provided in the preceding sentence. In the event of your death, any equity awards which would have vested during the Consulting Period pursuant to this Section 2(a)(v) shall fully accelerate and vest as of the date immediately following your death. Except as expressly amended hereby, all terms and conditions of the 2025 RSU Award shall remain in full force and effect and are hereby ratified and confirmed.

You acknowledge that the Severance Package represents monies that are not earned wages and to which you would not be entitled but for this Agreement.

    (b)     For and in consideration of the Severance Package, and for other good and valuable consideration set forth herein, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the Effective Date, do fully and forever release, remise and discharge the Company and each member of the Company Group, and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective former and current officers, directors, partners, shareholders, members, managers, owners, employees, attorneys, and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to your Employment or the termination of your Employment with the Company or any member of the Company Group whether for tort, claims for severance; breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, 38 U.S.C. § 4212 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age

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Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206 et seq.; the Kentucky Civil Rights Act, Ky. Rev. Stat. § 344.010 et seq.; the Kentucky Equal Opportunities Act, Ky. Rev. Stat. § 207.130 et seq.; a claim for wage discrimination under Ky. Rev. Stat. §§ 337.420 to 337.433; the Kentucky Labor Rules; the Utah Antidiscrimination Act, Utah Code Ann. § 34A-5-1060 et seq.; the Utah Payment of Wages Act, Utah Code Ann. § 34-28-1 et seq.; the Utah Minimum Wage Act, Utah Code Ann. § 34-40-101 et seq.; the Utah Labor Rules; the Iowa Civil Rights Act, Iowa Code § 216.1 et seq.; the Iowa Wage Payment Collection Act, Iowa Code § 91A.1 et seq.; the Iowa Labor Rules; any other federal, state, or local human or civil rights, wage-hour, anti-discrimination, pension or labor law, rule and/or regulation, each as may be amended from time to time; all other federal, state and local laws, statutes, and ordinances; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

    (c)    You acknowledge and agree that as of the Effective Date you have no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)    Nothing contained in this Section 2 shall (i) be a waiver of any claims that cannot be waived by law, or (ii) otherwise limit or release your right to enforce the terms of this Agreement or the Strategic Advisor Agreement, including, for the sake of clarity, any rights you have to receive or retain any of the payments or benefits outlined in Section 2(a) hereof, including your rights pursuant to any outstanding equity awards and the Equity Incentive Plans (as amended by this Agreement solely to the extent such amendments are duly approved by the Compensation Committee).

    (e)    Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits (excluding, in each case, any benefits provided to you pursuant to this Agreement or the Strategic Advisor Agreement) earned through the date of the execution of this Agreement. Such amounts are not consideration for this Agreement.

(f)    You understand that nothing contained in this Agreement, including, but not limited to, this Section 2, will be interpreted to prevent you from engaging in Protected Activity as set forth in Section 6. However, you agree that you are waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

(g)    Nothing in this Agreement prohibits the disclosure of factual information relating to claims filed in a civil action or a complaint filed in an administrative action regarding acts of sexual assault, sexual harassment, an act of workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person

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for reporting or opposing harassment or discrimination. In addition, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. Finally, nothing in this Agreement shall be construed to deny your right to disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have a reason to believe is unlawful.

    3.     Right to Revoke and Rescind. You are hereby informed of your right to revoke your release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of your intent to do so within 7 calendar days following your signing of this Agreement (the “Revocation Period”). You understand that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to the Talent Business Partner of the Company’s Human Resources Department, 9901 Linn Station Road, Suite 550, Louisville, KY 40223, (502) 314-3632, mark.leonardi@waystar.com.

4.    Opportunity for Review; Acceptance. The Company has agreed to provide you until 21 days after the Effective Date (the “Review Period”) to review and consider whether to sign this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the 21-day consideration period. During this time, the Company advises you to consult with an attorney of your choice. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Talent Business Partner of the Company’s Human Resources Department, 9901 Linn Station Road, Suite 550, Louisville, KY 40223, (502) 314-3632, mark.leonardi@waystar.com. In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither the Company nor any member of the Company Group will have any obligations hereunder.

By execution of this Agreement, you expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and: (a) You acknowledge that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by you; (b) You expressly understand that this waiver specifically refers to rights or claims arising under the ADEA; (c) You expressly understand that by execution of this Agreement, you do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) You acknowledge that the waiver of rights or claims arising under the ADEA is in exchange for the Severance Package, which is above and beyond that to which you are entitled; (e) You acknowledge that the Company is expressly advising you to consult with an attorney of your choosing prior to executing this Agreement; (f) You have been advised by the Company that you are entitled to up to twenty one (21) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) You acknowledge that you have been advised by the Company that you are entitled to revoke (in the event you execute this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said

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waiver will not be, and does not become, effective or enforceable until the seven (7) day Revocation Period has expired; (h) The parties agree that should you exercise your right to revoke the waiver, this entire Agreement, and its obligations, including, but not limited to the obligation to provide you with the Severance Package and any other benefits, are null, void and of no effect; (i) You acknowledge and agree that you will communicate your decision to accept or reject this Agreement to the Company as provided herein; and (j) Nothing in this Agreement shall be construed to prohibit you from engaging in Protected Activity as set forth in Section 6, though you have waived any right to monetary relief. Should you elect to revoke this Agreement within the Revocation Period, a written notice of revocation shall be delivered to the Talent Business Partner of the Company’s Human Resources Department, 9901 Linn Station Road, Suite 550, Louisville, KY 40223, (502) 314-3632, mark.leonardi@waystar.com.

5.    Other Agreements. Your duties and obligations pursuant to Section 7 through 23 of the Employment Agreement, as well as the Company’s duties and obligations pursuant to Section 11 of the Employment Agreement (in each case, together with any related definitions included on Appendix A thereto) signed by you on or about May 24, 2024 shall survive this Agreement and remain in full force and effect and the Severance Package herein constitutes consideration for your promises and obligations pursuant to the Employment Agreement.
6.    Protected Activity Not Prohibited.
(a)    You understand that nothing in this Agreement in any way limits or prohibits you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). In addition, Protected Activity includes any actions to: form, join, or assist a union; choose a representative to bargain with us on your behalf; discuss and act together with other employees for your mutual benefit and protection with respect to terms and conditions of employment; or choose not to engage in any of these protected activities.
(b)    You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information under this Agreement or the Employment Agreement to any parties other than the Government Agencies.
(c)    You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Employment Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement.
(d)    Pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law

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for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
7.    Confidential Information. You recognize and acknowledge that the Company’s business and continued success depends upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to any member of the Company Group to which you had access during your Employment (all such information being “Confidential Information”). The phrase Confidential Information means any and all knowledge, data and information that (i) disclosed to you by the Company, either directly or indirectly, in writing, orally or contained on any magnetic, photographic, optical or other media or is otherwise learned or discovered by you during the course of your Employment; (ii) relates to the actual or anticipated business or research and development of the Company; or (iii) is designated as confidential by the Company, is disclosed in such a manner or is of such a character as would put a reasonable person on notice as to the confidential and proprietary nature of the information, or is not generally known in the Company’s trade or industry, including any and all (A) trade secrets, inventions, know-how, ideas, processes, technical data, research plans and results, methods, compositions, formulae, algorithms, software (source and object) code, applications, tools, programs, architectures and technical plans and specifications; (B) information regarding sales, products and services, including bids, proposals, pricing, specifications and business, marketing or product plans; (C) partner, customer, client, supplier and vendor lists and information; (D) information regarding employees, contractors, agents or representatives of the Company, including skill and compensation levels; (E) the existence, nature or substance of any negotiations, discussions or agreements between the Company and any third parties; (F) strategic, financial and operational analyses, reports, summaries and results and other business, financial or operational information; and (G) Personally Identifiable Information. “Personally Identifiable Information” means, collectively, (i) any data or information that can be used to identify or locate a natural person, including but not limited to: name, address, mobile telephone number, email address, social security number (or foreign country equivalent) or driver’s license number; (ii) any other data, such as, but not limited to, identifiers, demographic or behavioral data, when such data is linked or has the capacity to be linked to a specific person; (iii) any list, description or other grouping of individuals that is derived using any information linked to a particular individual; (iv) NPPI, “nonpublic personal information,” as such term is defined in the U.S. Federal Gramm-Leach-Bliley Act of 1999, as amended, and the regulations promulgated under that act, and shall also refer to (y) any information subject to Section 628 of the U.S. Federal Fair Credit Reporting Act of 1970, as amended, or any regulations or guidelines promulgated under that section; and (z) any substantially equivalent concept as defined, and regulated, by any applicable law. Provided, however, that Confidential Information does not include information that (a) was lawfully in your possession prior to disclosure of such information by any member of the Company Group; (b) was, or at any time becomes, available in the public domain other than through a violation of

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this Agreement; (c) is documented by you as having been developed by you outside the scope of your rendering services hereunder and independently; or (d) is furnished to you by a third party not under an obligation of confidentiality to the Company or any other member of the Company Group. Subject to Section 6, you agree that you will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized in writing by the Company. You will be allowed to disclose such information of the Company or any member of the Company Group to the extent that such disclosure is:

(w)     duly approved in writing by the Company or by the member of the Company Group;

(x)     necessary for you to enforce your rights under this Agreement in connection with a legal proceeding;

(y)     required by law or by the order of a court or similar judicial or administrative body, provided that you notify the Company of such required disclosure promptly and cooperates with the Company in any lawful action to contest or limit the scope of such required disclosure; or

(z)    to report possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

Your obligations under this Agreement are in addition to any obligations you have under state or federal law. You agree that you will not violate in any way the rights that the Company or any other member of the Company Group has with regard to trade secrets or proprietary or Confidential Information. Your obligations under this Section 7 are indefinite in term.

8.    Non-Disparagement.    Except as set forth in Section 6, you agree to refrain from making any disparaging statements or communications, whether public or private, regarding the Company, any member of the Company Group, and their affiliates, employees, officers, directors, customers, suppliers, investors, and other associated third parties. As used in this paragraph, “disparaging” means anything unflattering and/or negative, whether such communication is true or untrue.

    9.    Knowing and Voluntary Waiver. You expressly acknowledge and agree that you (a) are able to read the language, and understand the meaning and effect, of this Agreement; (b) are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the Severance Package, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution, of this Agreement; (c) acknowledge that but for your execution of this Agreement, you would not be entitled to the Severance Package; (d) were advised to consult with your attorney regarding the terms and effect of this Agreement; and (e) have signed this Agreement knowingly and voluntarily. You agree that no promise or

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inducement has been offered except as set forth in this Agreement, and that you are signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Agreement. You agree and acknowledge that you have been provided with a reasonable and sufficient period of twenty one (21) days within which to consider whether or not to accept this Agreement.

    10.    No Suit. Except as set forth in Section 6, you represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys’ fees of the Company or any of the Company Group against whom you have filed such a complaint, charge or lawsuit.

    11.    Successors and Assigns. The provisions of this Agreement shall be binding on and inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns.

    12.    Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

13.    Return of Property. You shall return prior to the conclusion of the Consulting Period, and not retain in any form or format, all Company documents, data, and other property in your possession or control. Company “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to the Company’s business that you have compiled, generated or received while working for the Company including all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property, you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you agree, on or before the Effective Date, to provide the Company with a list of any documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents. The Company’s obligations under this Agreement are contingent upon you returning all Company documents, data, and other property as set forth above.

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14.    Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you, the Company or any member of the Company Group.

15.    Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation the termination of your Employment. Except as set forth in Section 5 and the Strategic Advisor Agreement, this Agreement supersedes and modifies, where applicable, all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

16.    Amendments; Waiver. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

17.    Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY, THE STATE OF UTAH. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS AGREEMENT SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES FROM THE OTHER PARTY.

18.    Injunctive Relief. You acknowledge that it would be difficult to fully compensate the Company for damages resulting from any breach of the provisions of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

19.    Cooperation with the Company. You acknowledge that you may have factual information or knowledge that may be useful to the Company in connection with current or future operations of the Company, including without limitation financial audits of the Company. In exchange for the Severance Package set forth above, you will fully cooperate with the Company. Your cooperation shall include being reasonably available to meet with the Company to answer questions regarding the Company’s operations and financials.

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20.    Cooperation with Litigation or Other Legal Matters. You acknowledge that you may have factual information or knowledge that may be useful to the Company in connection with current or future legal, regulatory, or administrative investigations or proceedings. You agree to fully cooperate with the Company in the defense or prosecution of any such claims. Your cooperation shall include being reasonably available to meet with counsel to prepare for discovery or trial, and to testify truthfully as a witness. The Company will not compensate you for testifying as a fact witness but will reimburse you for reasonable expenses associated with travel, meals, lodging or other out of pocket expenses. In all litigation or other legal matters, you shall testify truthfully.
    21.    Strategic Advisor. Provided that you do not rescind or revoke this Agreement, commencing on August 2, 2026 and continuing through June 15, 2027, unless terminated earlier in accordance with the Strategic Advisor Agreement (the “Consulting Period”), the Company agrees to retain you as strategic advisor to provide consulting services to the Company as requested by the Company (the “Consulting Services”). The Consulting Services will be governed by the Strategic Advisor Agreement attached hereto as Exhibit B. You acknowledge that you would not be entitled to the Strategic Advisor Agreement but for this Agreement.

22.    Section 409A. The parties intend that this Agreement comply with the requirements of Code Section 409A. To the extent there is any ambiguity as to whether any provision of the Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. To the extent any continuing compensation, bonus, severance, reimbursements or in-kind benefits due or payable to you under this Agreement constitutes “deferred compensation” under Code Section 409A, any such compensation, bonus, severance, reimbursements or in-kind benefits shall constitute and be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii) with each such payment made under this Agreement being so designated as a “separate payment” within the meaning of Code Section 409A. In no event shall you have the right to designate, directly or indirectly, the calendar year of any payment subject to Code Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

STEVEN M. ORESKOVICH /s/ Steven M. Oreskovich Steven M. Oreskovich July 28, 2026 Date	WAYSTAR, INC. By: /s/ Matthew J. Hawkins Its: Chief Executive Officer Date: July 28, 2026

WAYSTAR HOLDING CORP.

By: /s/ Matthew J. Hawkins

Its: Chief Executive Officer

Date:     July 28, 2026

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EXHIBIT A
Reaffirmation of the Release and Waiver of Claims
TO BE SIGNED ONLY AFTER AUGUST 1, 2026
1.As a condition to continue receiving the remaining post-separation consideration as set forth in the Separation and Release Agreement (the “Release Agreement”), including without limitation any remaining post-separation payments under the Severance Package (as defined in the Release Agreement), Steven M. Oreskovich (hereinafter referred to as “you” or “your”) hereby reaffirms, reasserts, and agrees to the Release and Waiver of Claims as set forth in Section 2 of the Release Agreement as if signed as of the date set forth below, including but not limited to any claims that may have arisen subsequent to your execution of the Release Agreement, and reaffirms all of your other commitments and obligations under the Release Agreement, including but not limited to the return of all Waystar, Inc. (the “Company”) property. You understand and agree that you do not release any claim which may not, by operation of law, be subject to release and do not release any rights to enforce the Release Agreement or this Reaffirmation of the Release and Waiver of Claims (the “Reaffirmation”).
2.You agree and understand that you were given twenty-one (21) days from August 1, 2026 to consider whether to execute this Reaffirmation and consult with an attorney of your choice but understand that you may sign this Reaffirmation in less than twenty-one (21) days at your option. You may accept this Reaffirmation by sending the signed Reaffirmation to the Talent Business Partner of the Company’s Human Resources Department, 9901 Linn Station Road, Suite 550, Louisville, KY 40223, (502) 314-3632, mark.leonardi@waystar.com. In the event of your failure to execute and deliver this Reaffirmation prior to the expiration of the Review Period, the Release Agreement and this Reaffirmation will be null and void and of no effect, and neither the Company nor any member of the Company Group (as defined in the Release Agreement) will have any obligations hereunder.
3.You agree and understand that you may revoke this Reaffirmation for a period of seven (7) days following the execution of this Reaffirmation (the “Reaffirmation Revocation Period”) by written notice timely delivered to the Talent Business Partner of the Company’s Human Resources Department, 9901 Linn Station Road, Suite 550, Louisville, KY 40223, (502) 314-3632, mark.leonardi@waystar.com. This Reaffirmation shall become effective following expiration of this seven (7) day Reaffirmation Revocation Period.
STEVEN M. ORESKOVICH

Steven M. Oreskovich

Date

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EXHIBIT B
Strategic Advisor Agreement

1.Commencing on August 2, 2026 and continuing through June 15, 2027, unless terminated earlier in accordance with the Strategic Advisor Agreement (the “Consulting Period”), Steven M. Oreskovich (hereinafter referred to as “you” or “your”) agrees to provide consulting services to Waystar Holding Corp. (the “Company”) as requested by the Company (the “Consulting Services”).
2.You agree to devote as much productive time, energy, and ability to the performance of the Consulting Services in a timely and productive manner and provide services that are satisfactory and acceptable to the Company.
3.You agree to perform the Consulting Services solely as an independent contractor. The parties agree that nothing in this Strategic Advisor Agreement shall be construed as creating a joint venture, partnership, franchise, agency, employer/employee, or similar relationship between the parties, or as authorizing either party to act as the agent of the other. You shall not hold yourself out as an agent or representative of the Company without receiving prior written permission from the Company. You shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. Nothing in this Strategic Advisor Agreement shall create any obligation between either party and a third party.
4.If any regulatory body or court of competent jurisdiction finds that you are not an independent contractor and/or is not in compliance with applicable laws related to work as an independent contractor, you shall assume full responsibility and liability for all taxes, assessments, and penalties imposed against you resulting from such contrary interpretation, including but not limited to taxes, assessments, and penalties that would have been deducted from your earnings had you been on the Company’s payroll and employed as an employee of the Company.
5.For all purposes, including but not limited to Medicare and Social Security taxes, the Federal Unemployment Tax Act (“FUTA”), income tax withholding, workers’ compensation, unemployment insurance, and any and all other federal, state, and local laws, rules and regulations, you will be treated as an independent contractor and not as an employee with respect to Company. Should any court or agency find that any relationship exists between the parties, other than an independent contractor relationship, then you hereby waive any rights you may have as an employee of the Company. You understand and acknowledge that you are responsible for holding any necessary state or local business license and maintaining any necessary occupational license, and insurance or bonding, as may be required by applicable law.
6.In exchange for the Consulting Services provided by you pursuant to this Strategic Advisor Agreement, the Company agrees to pay you a total sum of $440,667 for the Consulting Services provided by you during the Consulting Period. The compensation will be provided to you as a Form 1099 payment in eleven equal payments of ($40,060.63), to be paid by no later than the 10th business day of each month during the Consulting Period.

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Notwithstanding the foregoing, no payment will be payable to you under any of the following circumstances: (i) if prohibited under applicable government law, regulation, or policy; (ii) you willfully fail or refuse to perform the Services in any material respect to the reasonable satisfaction of the Company, determined in the good faith discretion of the Company; or (iii) after the expiration or termination of the Consulting Period, unless otherwise agreed in writing. If you are unable to provide the Consulting Services due to illness or injury, you shall advise the Company of that fact as soon as reasonably practicable. For the avoidance of doubt, no compensation shall be payable in respect of any period during which the Consulting Services are not provided.
7.Any expenses incurred by you in the performance of the Consulting Services shall be your sole responsibility, unless otherwise approved by the Company in writing and prior to the expense being incurred. You are solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Consulting Services.
8.This Strategic Advisor Agreement may be terminated (i) by either party for a material breach of any provision of this Strategic Advisor Agreement by the other party, if the other party’s material breach is not cured within seven (7) days of receipt of written notice thereof, (ii) by the Company at any time and without prior notice, if you are convicted of any crime or offense, willfully refuse to comply with the written policies or reasonable directives of the Company, or are guilty of serious misconduct in connection with performance under this Strategic Advisor Agreement; or (iii) automatically upon your death. Following the termination of the Strategic Advisor Agreement for any reason, the Company shall promptly pay you through the effective date of the termination, but no other compensation, of any nature or type, will be payable after the termination.
9.Within three (3) days of the expiration or earlier termination of this Strategic Advisor Agreement, you shall return, and not retain in any form or format, all Company documents, data, and other property in your possession or control. Company “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence, and/or other documents or materials related to the Company’s business that you have compiled, generated or received while contracting with the Company, including all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property, you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained.
10.You shall have full responsibility for applicable taxes, in all jurisdictions where you have liability, for all compensation paid to you under this Strategic Advisor Agreement, and for compliance with all applicable labor and employment requirements, including authorization to work in each jurisdiction in which you provide services to the Company with respect to your self-employment, sole proprietorship, or other form of business organization. You agree to

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indemnify, defend, and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such taxes, labor, or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to you. This indemnity shall not extend to any employer-side employment taxes, penalties, or other liabilities imposed on the Company as a result of any determination that you should have been classified as an employee rather than an independent contractor.
11.Nothing in this Strategic Advisor Agreement shall otherwise prevent you from being engaged, concerned, or having any financial interest in any capacity in any other business, trade, profession, or occupation during the appointment provided that such activity does not cause a breach of your obligations under this Strategic Advisor Agreement.
12.Neither party may assign this Strategic Advisor Agreement or any of its rights under this Strategic Advisor Agreement without the prior written consent of the other party, not to be unreasonably withheld; except that either party may, without the other party’s consent, assign this Strategic Advisor Agreement or any of its rights under this Strategic Advisor Agreement to any purchaser of all or substantially all of such party’s assets, or to any successor by way of merger, consolidation, or similar transaction. Subject to the foregoing, this Strategic Advisor Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and assigns.
13.All references in this Strategic Advisor Agreement to the parties shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Strategic Advisor Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the parties.
14.The failure of either party to insist on strict performance of any covenant or obligation under this Strategic Advisor Agreement, regardless of the length of time for which such failure continues, shall not be deemed a waiver of such party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Strategic Advisor Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.
15.EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS STRATEGIC ADVISOR AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS STRATEGIC ADVISOR AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY, THE STATE OF UTAH. EACH PARTY TO THIS STRATEGIC ADVISOR AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS STRATEGIC ADVISOR AGREEMENT.

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16.Whenever possible, each provision of this Strategic Advisor Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Strategic Advisor Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Strategic Advisor Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.
17.This Strategic Advisor Agreement constitutes the final, complete, and exclusive statement of the agreement of the parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the parties.
18.If either party brings any action or proceeding to enforce any provision of this Strategic Advisor Agreement or to obtain damages as a result of a breach of this Strategic Advisor Agreement or to enjoin any breach of this Strategic Advisor Agreement, then the non-prevailing party will, in addition to any other rights and remedies available, reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding.

STEVEN M. ORESKOVICH /s/ Steven M. Oreskovich Steven M. Oreskovich July 28, 2026 Date	WAYSTAR HOLDING CORP. By: /s/ Matthew J. Hawkins Its: Chief Executive Officer Date: July 28, 2026

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